Exhibit 10.7.1.1
Amendment to EMPLOYMENT AGREEMENT

This Amendment to EMPLOYMENT AGREEMENT (this “Amendment”) is entered into as of the 31st day of December, 2020, by and between Wynn Resorts, Limited (“Employer”) and Matt Maddox (“Employee”). Capitalized terms that are not defined herein shall have the meanings ascribed to them in the Agreement (as defined below).

RECITALS

WHEREAS, Employer and Employee have entered into that certain Employment Agreement, effective as of December 16, 2019 (the “Agreement”);

WHEREAS, due to the unforeseen negative economic climate resulting from the current COVID-19 Pandemic, Employer and Employee desire to amend the Agreement in order to assist Employer in conserving cash flow and maintaining business stability and thereby preserving Employee’s employment;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in the Agreement, the parties hereto agree as follows:

1.Amendment.

Employer and Employee hereby agree to amend Section 7(a) of the Agreement in its entirety to read as follows:

(a) Base Salary. Employer hereby covenants and agrees to pay to Employee, and Employee hereby covenants and agrees to accept from Employer, a base salary at the rate of One Million, Six Hundred Thousand Dollars ($1,600,000.00) per annum, payable in such installments as shall be convenient to Employer (the “Base Salary”). Employee shall be subject to performance reviews and the Base Salary may be increased but not decreased as a result of any such review. Such Base Salary shall be exclusive of and in addition to any other benefits which Employer, in its sole discretion, may make available to Employee, including, but not limited to, any discretionary bonus, profit sharing plan, pension plan, retirement plan, disability or life insurance plan, medical and/or hospitalization plan, or any and all other benefit plans which may be in effect during the Term.

2. Termination Provisions. During the term of this Amendment, should Employer choose to exercise the termination provisions under Sections 6(a) and (b) of the Agreement, any separation payment owed shall be calculated using the Base Salary as defined prior to any salary reduction Amendment.

3. Effectiveness. The amendment set forth in Section 1 shall be effective as of January 1, 2021 and shall remain in effect until March 31, 2021. After which time, the Base Salary shall revert to the level set forth in the terms of the Agreement.

4. Other Provisions of Agreement. The parties acknowledge that the Agreement is being modified only as stated herein and agree that nothing else in the Agreement shall be affected by this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above.

Wynn Resorts, Limited

/s/ Craig S. Billings
__________________________________
Craig S. Billings, President

EMPLOYEE

/s/ Matt Maddox
_____________________________
Matt Maddox